UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 5, 2020

FOSSIL GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-19848	75-2018505
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

901 S. Central Expressway Richardson, Texas (Address of principal executive offices)	75080 (Zip Code)

Registrant’s telephone number, including area code: (972) 234-2525

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Title of each class	Ticker Symbol	Name of each exchange on which registered
Common Stock, par value $0.01 per share	FOSL	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☐ Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On June 5, 2020, Fossil Group, Inc. (the “Company”) entered into an Amendment No. 3 (the “Amendment”) to that certain Term Credit Agreement, dated as of September 26, 2019, by and among the Company, as borrower, JPMorgan Chase Bank, N.A. as administrative agent and the lenders party thereto (as amended to date, the “Term Credit Agreement”).

Pursuant to the terms of the Amendment, the Company, the administrative agent and the lenders party thereto (the “Term Credit Agreement Lenders”) agreed to modify certain terms of the Term Credit Agreement to, among other things:

(i)	increase the interest rate applicable to the term loans under the Term Credit Agreement (a) in the case of Eurodollar loans, from the adjusted LIBO rate plus 8.00% to the adjusted LIBO rate plus 8.50%, and (b) in the case of alternate base rate loans, from the alternate base rate plus 7.00% to the alternate base rate plus 7.50%;

(ii)	(a) require a $15.0 million principal prepayment at the time of the Amendment, (b) increase the quarterly amortization payment to be paid on September 30, 2020 to $8.0 million from $5.0 million, and (c) increase each quarterly amortization payment thereafter to $10.0 million;

(iii)	change provisions related to prepayment fees such that (a) prepayment fees will be waived for a period of 90 days following the date of the Amendment for prepayments in connection with certain refinancings of the term loans and (b) prepayment fees will be 2% for a period of twelve months after such 90-day period, and 1% for next twelve-month period;

(iv)	reduce the minimum liquidity levels required to be maintained by the Company at the end of each fiscal month, through and including November 2020, from $150.0 million to $125.0 million;

(v)	waive the quarterly test for maximum total leverage ratio for fiscal year 2020 and the first three fiscal quarters of fiscal year 2021, and during such period require the Company to maintain specified minimum levels of EBITDA; and

(vi)	increase the amount of equity interests in certain “first tier” foreign subsidiaries that must be pledged as collateral securing the obligations under the Term Credit Agreement from 65% to 100% of such equity interests.

In connection with the execution of the Amendment, the Company paid certain fees and expenses to the administrative agent and the Term Credit Agreement Lenders.

Certain of the Term Credit Agreement Lenders and certain of their respective affiliates have performed investment banking, commercial lending and underwriting services for the Company and its subsidiaries and respective affiliates, from time to time, for which such lenders and their affiliates have received customary fees and expenses. These parties may, from time to time, engage in transactions with, and perform services for the Company, its subsidiaries or their respective affiliates in the ordinary course of their business.

The foregoing description is not complete and is qualified in its entirety by the Amendment, which is filed herewith as Exhibit 10.1, and incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 is hereby incorporated by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

10.1	Amendment No. 3 to Term Credit Agreement, dated as of June 5, 2020, by and among Fossil Group, Inc., the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FOSSIL GROUP, INC.

Date: June 5, 2020	By:	/s/ JEFFREY N. BOYER
	Name:	Jeffrey N. Boyer
	Title:	Chief Operating Officer, Chief Financial Officer and Treasurer